                                                                   Exhibit 10.14



                                JAMES D. THOMPSON
                              EMPLOYMENT AGREEMENT
                                      WITH
                          GOLFSMITH INTERNATIONAL, INC.

      This is an Employment Agreement entered into between Golfsmith International, Inc., a Delaware corporation (the "COMPANY"), and James D. Thompson ("EXECUTIVE").

                                    RECITALS:

      WHEREAS, the Company and Executive desire that Executive provide the Company employment services upon the terms and conditions set forth below;

      WHEREAS, this Employment Agreement is entered into as a condition of the parties consummating their obligations under the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of September 23, 2002, by and among the Company, Golfsmith International Holdings, Inc., a Delaware corporation ("PARENT"), and BGA Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent ("SUB").

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

                                   AGREEMENT:

SECTION 1. TERM OF EMPLOYMENT

      (a) Effective Date. Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company for the three year period which starts on the Closing Date (as defined in the Merger Agreement) (the "EFFECTIVE DATE").

      (b) Term. The term of this Employment Agreement is subject to automatic one year extensions starting on the third anniversary of the Effective Date of this Employment Agreement and on each subsequent anniversary date, unless Executive or the Company cancels the automatic extension at least 30 days prior to the anniversary date.

SECTION 2. DEFINITIONS

      "CAUSE" means

            (1) Executive's (i) fraud, (ii) embezzlement, or (iii) misappropriation of funds, in each case involving or against the Company or any of its subsidiaries or affiliates,

            (2) Executive's indictment for or conviction of any felony or any crime which involves dishonesty or a breach of trust,

            (3) Executive's gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates which causes material detriment to the Company or any of its subsidiaries,

            (4) Executive commits a material violation of the United States' Foreign Corrupt Practices Act of 1977, as amended, and such violation is not cured, or is not capable of being cured, within thirty days of written notice to Executive from the Company,

            (5) the debarment of Executive from engaging in contracting or sub-contracting activities with the United States Government if such debarment is the result of a final determination by an agency of such government that Executive knowingly acted in a manner justifying such debarment,

            (6) Executive commits a material violation of the Company's code of ethics, or any similar written statement or policy of the Company setting forth reasonable standards for employee conduct of which Executive had prior notice, which the Board of Directors of the Company reasonably determines makes him no longer able or fit to fulfill his responsibilities under this Employment Agreement, and which is not cured, or is not capable of being cured, within thirty days after written notice thereof is given to the Executive by the Company,

            (7) Executive engages in any material breach of the terms of this Employment Agreement or fails to fulfill his responsibilities under this Employment Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within thirty days after written notice thereof is given to the Executive by the Company, or

            (8) Executive (i) is censured by any agency of the United States Government or (ii) fails to satisfy any requirement of any agency of the United States Government which the Board of Directors of the Company reasonably determines has a material and adverse effect on his ability to fulfill his responsibilities under this Employment Agreement and such failure is not cured within thirty days after written notice thereof is given to the Executive by the Company.

      "COMPETING BUSINESS" means any business which designs, distributes, sells or markets golf equipment and golf related products, or any other business in which the Company or any of its subsidiaries is substantially engaged at the time of the termination of Executive's employment and in which Executive was substantially engaged on behalf of the Company or any of its subsidiaries during the last year of Executive's employment. Notwithstanding the foregoing, a Competing Business shall not include (i) suppliers of the Company or any of its subsidiaries and (ii) any company or organization that receives less than 25% of its revenue from retail sales of golf equipment or golf related products.

      "DISABILITY" means a condition which renders Executive unable (as determined by the Board of Directors of the Company in good faith after consultation with a physician mutually selected by the Executive and the Board of Directors of the Company) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months.

      "EARNED BONUS" means the bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive's employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365. Such Earned Bonus will be determined and paid to Executive no later than sixty (60) days following the delivery of the auditor's report for the fiscal year in which Executive's employment terminates.

      "GOOD REASON" means (i) a material and continuing failure to pay to Executive compensation or benefits (as described in Section 4) that have been earned, if any, by Executive, (ii) a material reduction in Executive's compensation or benefits (as described in Section 4), (iii) a material reduction in Executive's title, position or responsibilities, (iv) relocation of Executive's principle worksite to a location greater than 50 miles from Austin, Texas, (v) any breach by the Company of this Employment Agreement which is material and which is not cured within thirty days after written notice thereof to the Company from Executive, or (vi) any attempt to require Executive to perform duties that, in the good faith professional judgment of Executive, after consultation with the Board of Directors of the Company, are inconsistent with ethical business practices.

      "ISP" means the Golfsmith International, Inc. 2003 Incentive Stock Plan, as amended from time to time, and any successor to such plan.

      "RESTRICTED PERIOD" means the longer of (x) one year following the termination of any payments to Executive made under this Employment Agreement or
(y) three years from the Effective Date.

      "TERM" means the one year period described in Section 1(b).

SECTION 3. TITLE, POWERS AND RESPONSIBILITIES

      (a) Title. Executive shall be the President and Chief Executive Officer of the Company.

      (b) Powers and Responsibilities.

            (1) Executive in fulfilling his responsibilities shall have such powers as are normally and customarily associated with a president and chief executive officer in a company of similar size and operating in a similar industry, including the power to hire and fire employees and executives of the Company reporting to Executive and such other powers as authorized by the Board of Directors of the Company.

            (2) Executive, as a condition to his employment under this Employment Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(1) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party.

      (c) Reporting Relationship. Executive shall report to the Board of Directors of the Company.

      (d) Full Time Basis. Executive shall undertake to perform all his responsibilities and exercise all his powers in good faith and on a full-time basis.

      (e) Geographic Area. Executive shall perform his duties and responsibilities principally in the Austin, Texas metropolitan area and shall be required to travel outside of that area as determined in the good faith judgment of the Board of Directors of the Company.

SECTION 4. COMPENSATION AND BENEFITS

      (a) Annual Base Salary. Executive's base salary shall be $297,000 per year, which amount may be reviewed and increased at the discretion of the Board of Directors of the Company or any committee of the Board of Directors of the Company duly authorized to take such action. Executive's base salary shall be payable in accordance with the Company's standard payroll practices and policies for executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

      (b) Annual Bonus. The Company shall pay an annual bonus to Executive no later than sixty (60) days following the delivery of the auditor's report for the applicable fiscal year, in the amount, and subject to the terms and conditions, set forth in Schedule A attached hereto.

      (c) Employee Benefit Plans. Executive shall be eligible to participate, on terms no less favorable to Executive than the terms for participation of any other executive of the Company at the same level within the Company as Executive, in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The employee benefit plans described in this paragraph shall include (if and for as long as the Company sponsors such plans):

                  (A)   401(k) retirement savings plan;

                  (B)   disability plan;

                  (C)   health plan; and

                  (D)   ISP.

      (d) Stock Options. Executive shall receive stock options at the discretion of the Board of Directors of the Company, subject to the terms and conditions set forth in the ISP and any corresponding option certificate granted to Executive under the ISP.

      (e) Vacation. Executive shall have the right to three weeks of vacation during each successive one year period in the Term, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Employment Agreement. Executive in addition shall have the right to the same holidays as other employees of the Company.

      (f) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company's standard policy on expense reimbursements.

      (g) Indemnification. With respect to Executive's acts or failures to act during his employment in his capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other officers of the Company.

SECTION 5. TERMINATION OF EMPLOYMENT

      (a) General. The Board of Directors of the Company shall have the right to terminate Executive's employment at any time with or without Cause, and Executive shall have the right to terminate his employment at any time with or without Good Reason.

      (b) Termination by Board of Directors without Cause or by Executive for Good Reason. If the Board of Directors terminates Executive's employment without Cause or Executive resigns for Good Reason, the Company shall pay Executive his earned but unpaid base salary plus 100% of his current total annual base salary (subject to such withholdings as required by law) payable in twelve equal monthly installments during the twelve month period immediately following such termination and, when actually determined, the Executive's Earned Bonus for the fiscal year of termination. This obligation shall remain in effect even if Executive accepts other employment. In addition, the Company shall make any COBRA continuation coverage premium payments (not only for Executive, but for Executive's dependents), for the one year period following the termination of Executive's employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

      (c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors of the Company terminates Executive's employment for Cause or Executive resigns without Good Reason, the Company's only obligation to Executive under this Employment Agreement shall be to pay Executive his earned but unpaid base salary, if any, up to the date Executive's employment terminates, and Executive shall have no right to any Earned Bonus or any bonus payment whatsoever. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date on which Executive's employment terminates.

      (d) Termination for Disability. The Board of Directors of the Company shall have the right to terminate Executive's employment on or after the date Executive has a Disability, and such a termination shall not be treated as a termination without Cause under this Employment Agreement. If Executive's employment is terminated on account of a Disability, the Company shall:

                  (1) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates,

                  (2) pay Executive his Earned Bonus for the fiscal year in
            which such termination of employment occurs,

                  (3) pay or cause the payment of benefits to which Executive is entitled under the terms of the disability plan of the Company covering the Executive at the time of such Disability,

                  (4) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(d)(1),
            Section 5(d)(2), or Section 5(d)(3) shall be taken into account in computing any payments or benefits described in this Section 5(d)(4), and

                  (5) make any COBRA continuation coverage premium payments (not only for Executive, but also for Executive's dependents), for the one year period following the termination of Executive's employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

      (e) Death. If Executive's employment terminates as a result of his death, the Company shall:

                  (1) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates,

                  (2) pay Executive his Earned Bonus, when actually determined, for the year in which Executive's death occurs,

                  (3) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(e)(1) or
            Section 5(e)(2) shall be taken into account in computing any payments or benefits described in this Section 5(e)(3), and

                  (4) make any COBRA continuation coverage premium payments for
            Executive's dependents, for the one year period following Executive's death or, if earlier, until such dependents are eligible to be covered under another substantially equivalent medical insurance plan.

SECTION 6. COVENANTS BY EXECUTIVE

      (a) Company Property. Executive upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request shall promptly return all Company Property which had been entrusted or made available to Executive by the Company, where the term "PROPERTY" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company or its products or services.

      (b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive's employment by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term "TRADE SECRET" means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

      (c) Confidential Information. Executive while employed by the Company or its affiliates and thereafter during the Restricted Period shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or its predecessors without the prior written consent of the Board of Directors of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Employment Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Employment Agreement, the term "CONFIDENTIAL INFORMATION" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Employment Agreement) that has not become generally available to the public, and the term "Confidential Information" may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives and independent contractors and the terms and conditions of this Employment Agreement. Notwithstanding the provisions of this Section 6(c) to the contrary, Executive shall be permitted to furnish this Employment Agreement to a subsequent employer or prospective employer.

      (d) Non-solicitation of Customers or Employees.

            (1) Executive (i) while employed by the Company or any of its affiliates shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than the Company or one of its affiliates), solicit Competing Business from customers of the Company or any of its affiliates and (ii) during the Restricted Period shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit Competing Business from customers or suppliers of the Company or any of its affiliates with whom Executive within the twenty-four month period immediately preceding the beginning of the Restricted Period had or made contact with in the course of Executive's employment by the Company.

            (2) Executive (i) while employed by the Company or any of its affiliates shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment with such business and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of such business with whom Executive had contact, knowledge of, or association in the course of Executive's employment with the Company or any of its predecessors or affiliates, as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from contacting Executive about employment or other engagement during the restricted period, provided that Executive does not solicit the contact.

      (e) Non-competition Obligation. Executive, while employed by the Company or any of its affiliates and thereafter until the end of the Restricted Period will not, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control, or become a director, officer, partner, employee, agent or consultant of, any entity which is primarily engaged in a Competing Business. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.

      (f) Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this Section 6 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the Company's legitimate business interests and are a material inducement to the Company to enter into this Employment Agreement.

      (g) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Executive and, if known, Executive's attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Executive. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Employment Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 7. MISCELLANEOUS

      (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

                  GOLFSMITH INTERNATIONAL, INC..
                  c/o First Atlantic Capital, Ltd.
                  135 E. 57th Street, 29th Floor
                  New York, New York 10022
                  Attention: Noel Wilens
                  Facsimile:  (212) 750-0300

      Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

      (b) No Waiver. Except for the notice described in Section 7(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

      (c) Texas Law. This Employment Agreement shall be governed by Texas law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in a Texas state court or United States District Court in Texas.

      (d) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Employment Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

      (e) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

      (f) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

      (g) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

      (h) Litigation. In the event that either party to this Employment Agreement institutes litigation against the other party to enforce his or its respective rights under this Employment Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]


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
      IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals effective as of the Effective Date.

GOLFSMITH INTERNATIONAL, INC.             EXECUTIVE

By:   /s/    FRANKLIN C. PAUL                   /s/    JAMES D. THOMPSON
    ----------------------------          --------------------------------------
Name: Franklin C. Paul                    Name:  James D. Thompson
Title:  President

Date:    10/12/02                         Date:  10/14/02
      --------------------------                -----------------------



ACCEPTED AND APPROVED BY:

GOLFSMITH INTERNATIONAL
HOLDINGS, INC.

By:        /s/       NOEL E. WILENS
   ----------------------------------------
Name: Noel E. Wilens
Title: Vice-President

Date:  10/15/02
      ------------------------

                                   SCHEDULE A

                                  BONUS PROGRAM

For purposes of this Employment Agreement, the Executive's annual bonus shall be calculated based upon the Company attaining mutually agreed upon EBITDA targets for that fiscal year in accordance with the following:

--------------------------------------------------------------------------------
% of EBITDA     90.00-   95.00-   100.00-   105.00-  110.00-  115.00-   120% or
Target          94.99%   99.99%   104.99%   109.99%  114.99%  119.99%   greater
--------------------------------------------------------------------------------
% of Current
Annual Base
Salary            50%     60%       75%      87.5%     100%     105%     110%
--------------------------------------------------------------------------------